Exhibit 3.2

Certificate of Amendment
(Pursuant to NRS 78.385 AND 78.390)

1. Name of corporation:
LD Holdings, Inc.

2. The articles have been amended as follows:
Article 3 is amended to read in its entirety as follows:

The total number of shares of stock which the Corporation shall be entitled to issue is (a) 25,840,351 shares of common stock, par value of $.001 per share, plus (b) 974,156 shares of preferred stock, par value $.001 per share, designated as “Preferred Stock.”

The Board of Directors is authorized to issue the Preferred Stock in one or more series, by filing a certificate of designation pursuant to NRS 78.1955.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a voteby classes or series, or as may be required by the provisions of the articles of incorporation*have voted in favor of the amendment is:
79.03%

4. Effective date and time of filing: (optional) DATE:                                TIME:

5. Signature:

 /s/ John Ayling
Authorized Signature